Exhibit (k)(4)

MERRILL LYNCH

BANK USA

(A Wholly Owned Subsidiary of

Merrill Lynch & Co., Inc.)

Condensed Consolidated Financial Statements (Unaudited) for the Quarterly and Year-to-Date Periods Ended September 28, 2007 and September 29, 2006

MERRILL LYNCH BANK USA

(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

TABLE OF CONTENTS

Page

FINANCIAL STATEMENTS (Unaudited):

Condensed Consolidated Balance Sheets	1
Condensed Consolidated Statements of Earnings	2
Condensed Consolidated Statements of Changes in Stockholder’s Equity	3
Condensed Consolidated Statements of Cash Flows	4-5
Notes to condensed consolidated financial statements	6-40

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except share amounts)
	September 28,	December 29,
	2007	2006

Assets
Cash and due from banks	$ 161,325	$ 189,662
Cash equivalents	10,567,014	3,043,000
Trading assets (includes trading assets pledged as collateral that can be sold or repledged of $756,952 and $0 at
September 28, 2007 and December 29, 2006)	1,410,466	1,760,324
Securities (includes securities pledged as collateral that can be sold or repledged of $12,844,441 and $4,230,402 at
September 28, 2007 and December 29, 2006)	24,901,401	23,288,311
Loans held for sale (includes $636,857 at fair value at
September 28, 2007)	3,501,243	2,720,687

Loans and leases receivable	35,314,933	35,276,322
Allowance for loan and lease losses	(255,983)	(254,440)
Loans and leases receivable, net	35,058,950	35,021,882

Accrued interest receivable	280,411	281,428

Derivative assets	128,493	101,342
Investment in Federal Home Loan Bank	400,000	121,602
Receivable from Parent and affiliates	48,074	39,004
Net deferred income taxes	711,140	280,726
Property and equipment, net	29,184	27,255
Other assets	451,750	336,360

Total assets	$ 77,649,451	$ 67,211,583

Liabilities and Stockholder's Equity

Liabilities
Interest-bearing deposits	$ 52,008,139	$ 54,802,579
Federal funds purchased and securities
sold under agreements to repurchase ( includes $3,250,133 at fair
value at September 28, 2007)	8,317,033	4,778,833
Advances from Federal Home Loan Bank	9,250,000	-
Payable to Parent and affiliates	208,974	292,938
Current income taxes payable, net	264,123	229,899
Subordinated debt	500,000	500,000
Other liabilities	855,970	951,586

Total liabilities	71,404,239	61,555,835
Stockholder's equity
Preferred stock, 6% noncumulative, par value $1,000;
1,000,000 shares authorized, issued, and outstanding	1,000,000	1,000,000
Common stock, par value $1; 1,000,000 shares authorized,
issued, and outstanding	1,000	1,000
Paid-in capital	3,427,681	2,427,681
Retained earnings	2,358,665	2,227,359
Accumulated other comprehensive loss, net of tax	(542,134)	(292)
Total stockholder's equity	6,245,212	5,655,748
Total liabilities and stockholder's equity	$ 77,649,451	$ 67,211,583

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(Dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2007	2006	2007	2006

Interest income:
Loans and leases receivable	$ 719,613	$ 747,825	$ 2,087,896	$ 2,204,341
Mortgage-backed and asset-backed securities	294,094	194,571	847,951	477,268
U.S. Treasury and government agency securities	114	33,678	274	94,113
Non-U.S. government agency securities	-	1,880	-	5,190
Corporate debt securities	34,760	1,567	105,095	4,025
Trading assets	17,846	18,568	61,556	42,484
Federal funds sold, securities purchased under
agreements to resell, and cash equivalents	86,559	13,643	107,664	71,015
Total interest income	1,152,986	1,011,732	3,210,436	2,898,436

Interest expense:
Deposits	433,628	446,888	1,322,240	1,246,497
Federal funds purchased and securities
sold under agreements to repurchase	85,335	7,767	148,792	16,609
Other borrowings	84,111	11,557	112,798	30,843

Total interest expense	603,074	466,212	1,583,830	1,293,949

Net interest income	549,912	545,520	1,626,606	1,604,487
Provision (recovery of provision) for loan and lease losses	30,812	(6,938)	24,104	34,766
Net interest income after provision for loan and lease losses	519,100	552,458	1,602,502	1,569,721

Noninterest income:
Credit and banking fees	137,379	124,452	418,016	348,513
Servicing and other fees, net	86,625	93,986	243,149	264,709
Transfer service, subaccountant, registrar, and fiscal agent fees	72,592	67,670	216,128	202,390
Gains (losses) on nonhedging derivatives, net	55,216	(45,305)	78,395	(31,817)
Equity and partnership interests	10,978	13,984	32,164	20,049
Trustee fees	9,271	8,529	28,403	25,678
(Losses) gains on sale of securities, net	(1,247)	1,446	1,750	13,459
(Losses) gains on sale of loans, net	(22,998)	38,355	(10,982)	63,316
Trading (losses) gains, net	(29,237)	736	(22,491)	11,748
Losses on other-than-temporary impaired securities	(76,062)	-	(76,106)	-
Losses from liquidity asset purchase agreements	(170,028)	-	(170,028)	-
Other	2,484	12,786	9,762	37,895
Total noninterest income	74,973	316,639	748,160	955,940

Noninterest expenses:
Compensation and benefits	63,493	107,130	196,158	363,353

Deposit administration fees	33,068	35,334	99,946	103,719
Service fees to Parent and affiliates	27,151	22,595	76,508	58,009
Communications and technology	15,771	18,159	48,813	53,082
FDIC and state assessments	7,152	2,157	24,463	6,612
(Recovery of provision) provision for unfunded loan commitments	(5,691)	(3,934)	23,514	4,184
Loan servicing and administration	4,550	8,037	15,530	26,930
Occupancy and related depreciation	4,871	4,945	14,652	14,459
Professional fees	5,837	5,460	13,507	13,094
Other	7,733	11,630	26,265	42,809
Total noninterest expenses	163,935	211,513	539,356	686,251

Earnings before income taxes	430,138	657,584	1,811,306	1,839,410

Income taxes	152,453	235,509	661,263	654,799

Net earnings	$ 277,685	$ 422,075	$ 1,150,043	$ 1,184,611

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (Unaudited)

For the Nine Months Ended September 28, 2007 and September 29, 2006
(Dollars in thousands)
					Accumulated
					Other
					Compre-	Total
					hensive	Stock-
	Preferred	Common	Paid-in	Retained	Income	holder's
	Stock	Stock	Capital	Earnings	(Loss)	Equity

Balance, December 30, 2005	$ 1,000,000	$ 1,000	$ 2,367,681	$ 2,570,335	$ (10,801)	$ 5,928,215

Comprehensive income:
Net earnings				1,184,611		1,184,611
Other comprehensive income:
Net unrealized gains on
securities (net of taxes of $9,764)					17,522	17,522
Deferred gains on cash flow
hedges (net of taxes of $2,540
and reclassification of $390
of gains included in earnings)					4,064	4,064
Total comprehensive income						1,206,197
Capital contribution from an affiliate			60,000			60,000
Capital distribution resulting from an internal
reorganization (Note 2)				(49,509)		(49,509)
Dividends declared				(974,000)		(974,000)
Balance, September 29, 2006	$ 1,000,000	$ 1,000	$ 2,427,681	$ 2,731,437	$ 10,785	$ 6,170,903

Balance, December 29, 2006	$ 1,000,000	$ 1,000	$ 2,427,681	$ 2,227,359	$ (292)	$ 5,655,748

Comprehensive income:
Net earnings				1,150,043		1,150,043
Other comprehensive income:
Net unrealized losses on
securities (net of tax benefit of $354,891)					(559,358)	(559,358)
Deferred gains on cash flow hedges (net
of taxes of $11,131 and reclassification
of $11,040 of losses included in earnings)					17,516	17,516
Total comprehensive income						608,201
Cumulative effect of the adoption
of SFAS No. 159 (Note 15)				(5,728)		(5,728)
Cumulative effect of the adoption
of FIN 48 (Note 9)				(10,721)		(10,721)
Capital infusion from Parent			1,000,000			1,000,000
Dividend resulting from internal reorganization				(2,288)		(2,288)
Dividends declared				(1,000,000)		(1,000,000)
Balance, September 28, 2007	$ 1,000,000	$ 1,000	$ 3,427,681	$ 2,358,665	$ (542,134)	$ 6,245,212

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in thousands)
	Nine Months Ended
	September 28,	September 29,
	2007	2006

Cash Flows From Operating Activities
Net earnings	$ 1,150,043	$ 1,184,611
Adjustments to reconcile net earnings to net cash provided by (used for)
operating activities:
Provision for loan and lease losses	24,104	34,766
Provision for unfunded loan commitments	23,514	4,184
Provision for losses on liquidity asset purchase agreements	40,893
Lower of cost or market adjustments on held-for-sale loans	39,720	(29,124)
Net gains on fair value loans	(58,001)	-
Gains on sales of securities	(1,750)	(13,459)
Losses on other-than-temporarily impaired securities	76,106	-
Deferred income taxes	(92,967)	(26,616)
Depreciation and amortization	5,692	7,392
Net (accretion of discount) amortization of premium	(3,241)	1,147
(Gains) losses on trading assets	(2,227)	900
(Gains) losses on nonhedging derivatives, net	(105,458)	21,012
Losses (gains) on sale of loans	29,263	(34,192)
Other	(486)	(32,896)

Changes in operating assets and liabilities:
Origination, purchases, and drawdowns on loans held for sale, net of repayments	(2,782,070)	(7,193,267)
Net proceeds from sales of loans held for sale	1,918,717	7,444,618
Purchases of trading assets	(1,925,492)	(5,580,830)
Proceeds from sales and maturities of trading securities	2,661,028	4,822,729
Net change in:
Accrued interest receivable	(358)	(70,008)
Net deferred income taxes	5,159	(25,174)
Current income taxes payable	33,809	146,638
Receivable from Parent and affiliated companies	(14,374)	300,630
Payable to Parent and affiliated companies	305,619	4,991,522
Other, net	(171,326)	97,342
Net cash provided by operating activities	1,155,917	6,051,925
Cash Flows From Investing Activities
Proceeds from (payments for) securities:
Purchases	(8,787,282)	(13,059,086)
Sales	4,186,047	4,163,574
Maturities	1,648,570	1,551,738
Net change in:
Federal funds sold	-	25,000
Loans and leases receivable	(419,153)	(362,603)
Cash delivered to counterparties to collaterize derivative obligations, net	(22,838)	(64,975)
Proceeds from nonhedging derivatives	27,063	10,805

Purchases of Federal Home Loan Bank stock	(278,398)	-
Purchases of property and equipment	(8,009)	(4,245)
Net cash used for investing activities	(3,654,000)	(7,739,792)

Cash Flows From Financing Activities
Increase (decrease) in:
Deposits	(2,794,440)	(1,943,956)
Federal funds purchased and securities sold under agreements to repurchase	3,538,200	1,122,956
FHLB Advances	9,250,000	-
Capital contribution from affiliates	1,000,000	60,000
Capital distribution resulting from an internal reorganization (Note 2)	-	(49,509)
Payment of dividends	(1,000,000)	(1,209,000)
Net cash provided by (used for) financing activities	9,993,760	(2,019,509)

Increase (decrease ) in cash, due from banks and cash equivalents	7,495,677	(3,707,376)
Cash, due from banks and cash equivalents, beginning of year	3,232,662	4,187,638

Cash, due from banks and cash equivalents, end of period	$ 10,728,339	$ 480,262

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (continued)

(Dollars in thousands)
	Nine Months Ended
	September 28,	September 29,
	2007	2006

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:

Interest	$ 1,537,299	$ 1,283,362
Income taxes	627,039	531,404

Supplemental Disclosures of Noncash Investing
and Financing Activities:

Transfer of available-for-sale securities to trading assets	$ 406,373	$ -
Unsettled purchases of securities with the related payable	-	529,140
Transfers of repossessed assets from loans to other assets	41,729	44,077
Unrealized gains on cash flow swaps, net of taxes	17,516	4,064
Dividends declared and unpaid	-	15,000
Cumulative effect of the adoption of FIN 48 (Note 9)	(10,721)	-
Cumulative effect of the adoption of SFAS No. 159 (Note 15)	(5,728)	-
Charge-offs on loans	(43,762)	(31,221)
Unrealized (losses) gains on available-for-sale securities, net of taxes	(559,358)	17,522
Transfers of loans in an internal reorganization (Note 2)	(384,075)	(5,074,546)
Transfers of securities in an internal reorganization (Note 2)	-	(78,072)
Transfer of other assets in an internal reorganization (Note 2)	(2,493)	(272,038)
Establishment of a receivable from an affiliate (Note 2)	384,280	5,295,076
Establishment of net assets for an equity interest in an affiliate (Note 2)	-	129,580
Dividends in kind (Note 2)	(2,288)	-

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA

(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Quarterly Periods Ended September 28, 2007 and September 29, 2006

(Dollars in thousands)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

For a complete discussion of Merrill Lynch Bank USA’s (“MLBUSA” or the “Bank”) accounting policies, refer to the Bank’s 2006 audited consolidated financial statements.

Principles of Consolidation and Basis of Presentation – The condensed consolidated financial statements of MLBUSA include the accounts of MLBUSA and its subsidiaries, Merrill Lynch Business Financial Services Inc. (“MLBFS”), BFS Capital Assets, L.L.C., (“BFS Capital”), Merrill Lynch Commercial Finance Corp. (“MLCFC”), Merrill Lynch Cropduster Holdings, L.L.C. (“MLCH”), Financial Data Services, Inc. (“FDS”), Merrill Lynch Utah Investment Corporation (“MLUIC”), Merrill Lynch NJ Investment Corporation (“MLNJIC”), MLBUSA Funding Corporation (“MLBFC”), Merrill Lynch NFA Funding Corporation (“MLNFA”), MLBUSA Community Development Corp. (“MLBUSACDC”), and Merrill Lynch NMTC Corp. (“MLNMTC”). MLBUSA’s subsidiaries are wholly owned or are controlled through a majority voting interest or consolidated based on a risks and rewards approach required by the Financial Accounting Standards Board (“FASB”) revised Interpretation No. (“FIN”) 46R (revised December 2003), Consolidated Variable Interest Entities. All significant intercompany accounts and transactions between MLBUSA and its subsidiaries have been eliminated.

The condensed consolidated financial statements for the quarterly and year-to-date periods are unaudited; however, in the opinion of Bank management, all adjustments (consisting of normal recurring accruals) necessary for a fair statement of the condensed consolidated financial statements have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the Bank’s audited 2006 consolidated financial statements. The nature of MLBUSA’s business is such that the results of any interim period are not necessarily indicative of results for a full year.

The condensed consolidated financial statements conform with accounting principles and prevailing industry practices generally accepted in the United States of America. Generally accepted accounting principles (“GAAP”) require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Estimates, by their nature, are based upon judgment and available information; therefore, changing economic conditions and economic prospects of borrowers may result in actual performance that differs from those estimated and could have a material impact on the consolidated financial statements. It is possible that such changes could occur in the near term. Significant estimates made by management are discussed in these notes as applicable.

Effective July 1, 2006, Merrill Lynch & Co., Inc. (the “Parent”) transferred 100% of its ownership interest in MLBUSA to Merrill Lynch Group Inc. (“ML Group”), a wholly owned subsidiary of Merrill Lynch & Co., Inc.

MLBUSA’s 2006 consolidated financial statements have been restated to reflect ML Group’s contribution of FDS’s common stock to the Bank in an internal reorganization accounted for in a manner similar to a pooling of interest (see Note 2).

MLBUSA’s 2007 and 2006 fiscal quarters end on the last Friday of March, June, September, and December.

Recently Issued Accounting Pronouncements – On February 15, 2007 the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 159, The Fair Value Option for Financial Assets and Liabilities ("SFAS No. 159"). SFAS No. 159 provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities, with changes in fair value recognized in earnings as they occur. SFAS No. 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007 provided that the entity: makes that choice in the first 120 days of that fiscal year; has not yet issued financial statements for any interim period of the fiscal year of adoption; and also elects to apply the provisions of Statement No. 157, Fair Value Measurements (“SFAS No. 157”), (see below). The Bank adopted SFAS No.159 as of December 30, 2006, the first day of its fiscal year. The effect of adopting this standard on the accounting records and footnote disclosures are reflected in these financial statements. The effect of adopting SFAS No. 159 did not have a material impact on the condensed consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements. SFAS No. 157 eliminates the guidance in EITF Issue No. 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” (“EITF No. 02-3”), that prohibits recognition of day one gains or losses on derivative transactions where model inputs that significantly impact valuation are not observable. SFAS No. 157 also prohibits the use of block discounts for large positions of unrestricted financial instruments that trade in an active market. SFAS No. 157 also requires an issuer to incorporate changes in its own credit spreads when determining the fair value of its liabilities. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted. The provisions of SFAS No. 157 are to be applied prospectively, except that the provisions related to block discounts and existing derivative financial instruments measured under EITF No. 02-3 are to be applied as a one-time cumulative effect adjustment to opening retained earnings in the year of the adoption. MLBUSA adopted SFAS No. 157 as of December 30, 2006, the first day of its fiscal year. The effect of adopting SFAS No. 157 on the accounting records and footnote disclosures are reflected in these financial statements. The effect of adopting SFAS No. 157 did not have a material impact on the condensed consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 (“SAB No. 108”) to provide guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB No. 108 requires a company to apply an approach that considers both (1) the amount by which the current year income statement is misstated (“rollover approach”) and (2) the cumulative amount by which the current year balance sheet is misstated (“iron curtain approach”). Prior to the issuance of SAB No. 108, many companies applied either the rollover or iron-curtain approach for purposes of assessing materiality of misstatements. SAB No. 108 is effective for fiscal years ending after November 15, 2006. Upon adoption, SAB No. 108 allowed a one-time cumulative effect adjustment against retained earnings for those prior year misstatements that were not material under a company’s prior approach, but that are deemed material under the SAB No. 108 approach. The adoption of SAB No. 108 did not have a material impact on the condensed consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Bank adopted FIN 48 on December 30, 2006, the first day of its fiscal year. The impact of the adoption of FIN 48 resulted in a charge to beginning retained earnings and an increase to the liability for unrecognized tax benefits of $10,721 primarily related to additional tax reserves. See Note 9 to the condensed consolidated financial statements for further information.

In April 2006, the FASB issued a FASB Staff Position (“FSP”) FIN 46(R)-6, Determining the Variability to be Considered in Applying FIN 46R (“the FSP”). The FSP clarifies how companies must evaluate whether a contract or arrangement creates or absorbs variability based on an analysis of the entity's design. The "by-design" approach may impact a company's determination of whether an entity is a variable interest entity and which party, if any, is the primary beneficiary. The Bank adopted the FSP beginning in the third quarter of 2006 for all new entities with which MLBUSA became involved. The Bank will apply the provisions of the FSP to all entities previously required to be analyzed under FIN 46R when a reconsideration event occurs as defined under paragraph 7 of the interpretation. The adoption of the FSP did not have a material impact on MLBUSA condensed consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”). SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of cost or market. For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made. SFAS No. 156 was adopted by the Bank effective as of December 30, 2006, the first day of its current fiscal year. Adoption of SFAS No. 156 did not have a material impact on the condensed consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140 (“SFAS No. 155”). SFAS No. 155 permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The Bank adopted SFAS No. 155 on a prospective basis effective December 30, 2006, the first day of its fiscal year. As the standard is adopted prospectively, there was no cumulative-effect adjustment on the condensed consolidated financial statements.

Effective for the first quarter of 2006, Merrill Lynch & Co., Inc. adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123R”). The Bank participates in the Parent’s stock based compensation plans and is affected by the Parent’s adoption of SFAS No. 123R. Under SFAS No. 123R, compensation expense for share-based awards that do not require future service is recorded immediately, and share-based awards that require future service continue to be amortized into expense over the relevant service period. The Parent adopted SFAS No. 123R under the modified prospective method whereby the provisions of SFAS No. 123R are generally applied only to share-based awards granted or modified subsequent to adoption. Thus, for MLBUSA, SFAS No. 123R requires the immediate expensing of share-based awards granted or modified in 2006 to retirement-eligible employees, including awards that are subject to non-compete provisions. The total expense for the stock-based compensation awards for the 2005 performance year granted to retirement-eligible employees in January 2006 was recognized in the first quarter of 2006. In addition, beginning with performance year 2006, MLBUSA accrued the expense for future awards to be granted to retirement eligible-employees over the award performance year. Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

Prior to the adoption of SFAS No. 123R, the Bank had recognized expense for share-based compensation over the vesting period stipulated in the grant for all employees, including those who had satisfied retirement eligibility criteria but were subject to a non-compete agreement that applied from the date of retirement through each applicable vesting period. MLBUSA had accelerated any unrecognized compensation cost for such awards if a retirement-eligible employee left the firm. Because SFAS No. 123R applies only to awards granted or modified in 2006, expenses for share-based awards granted prior to 2006 to employees who were retirement-eligible with respect to those awards prior to the adoption of SFAS No. 123R must continue to be amortized over the stated vesting period.

The Bank participates in the Parent’s long term incentive compensation plans. The Parent, after completing a comprehensive review of all stock-based incentive compensation awards, determined that future stock grants should contain more stringent provisions regarding age and length of service requirements for employees to be eligible to retire while the stock awards continue to vest. To facilitate transition to the more stringent future requirements, the terms of most outstanding stock awards previously granted to employees were modified, effective March 31, 2006, to be immediately eligible for retirement with respect to those earlier awards, though the vesting and non-compete provisions for those awards remain in force. As the provisions of SFAS No. 123R also apply to awards modified in 2006, these modifications required the Bank to record an additional one-time compensation expense in the first quarter of 2006 for the remaining unamortized amount of all awards to employees who had not previously been retirement-eligible under the original provisions of those awards. Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

The one-time charge associated with the adoption of SFAS No. 123R and the policy modifications to previous awards resulted in a net charge to compensation expense in 2006 of approximately $72 million pre-tax and $44 million after-tax. The charge for adoption of SFAS No. 123R was approximately $34 million pre-tax and $21 million after-tax. The charge for policy modifications to previous awards was approximately $38 million pre-tax and $23 million of the after-tax.

2. INTERNAL REORGANIZATIONS

Effective July 2007, MLBUSA transferred 100% of its ownership interest in ML Private Finance, L.L.C. (“MLPF”), as a dividend to ML Group.

In July 2006, Merrill Lynch Trust Company, FSB (“MLTC-FSB”), an affiliate of the Bank, received approval from the Office of Thrift Supervision (“OTS”) to become a full-service thrift institution as part of an internal reorganization of certain banking businesses of the Parent.

As part of a reorganization that occurred on August 5, 2006, Merrill Lynch Bank & Trust Co. (“MLB&T”), an existing FDIC-insured depository institution affiliate of MLBUSA, was merged with MLTC-FSB, and MLTC-FSB was renamed Merrill Lynch Bank & Trust Co., FSB (“MLBT-FSB”). The new entity is regulated by the OTS and its deposits are insured by the FDIC. The reorganization provides the Parent with a more efficient platform to deliver banking products and services to clients and a more effective avenue for future growth.

Also as part of the internal reorganization, MLBUSA received all common shares of FDS, a wholly owned indirect subsidiary of the Parent principally serving as transfer agent, subaccountant, registrar, and fiscal agent for mutual funds and money market deposit accounts, as a capital contribution. MLBUSA accounted for the receipt of FDS’ ownership interest in accordance with SFAS No. 141, Business Combinations, Appendix D, in a manner similar to a pooling of interests. Pooling of interests accounting prescribes that the consolidated financial statements be restated so that the business received is reflected in the consolidated financial statements as if it had been transferred as of the beginning of the reported upon periods in the annual financial statements. The addition of FDS to the MLBUSA consolidated entity resulted in an increase of$214,536 to the Bank’s total stockholder’s equity on December 30, 2005. Certain taxes paid by FDS on behalf of its previously owned subsidiary were recharacterized as distributions of capital as a result of the internal reorganization. The distribution of capital for the period ending September 29, 2006 was $49,509.

In addition, as part of the reorganization, on August 5, 2006 MLBUSA contributed all common shares of Merrill Lynch Credit Corporation (“MLCC”), a subsidiary serving primarily as a mortgage banker, and Merrill Lynch Community Development Company, LLC (“MLCDC”), a subsidiary serving primarily to make or purchase loans and investments to low and moderate income borrowers, to Merrill Lynch Mortgage and Investment Corporation (“MLMIC”) in exchange for a 14.6 percent equity ownership interest in MLMIC, accounted for under the equity method of accounting. MLBUSA recorded its equity interest in MLMIC in an amount equal to MLBUSA’s recorded investments in the transferred entities. As MLBUSA has retained a significant ongoing involvement in these entities, the assets and operating results of MLCC and MLCDC are included in MLBUSA’s assets and operating results until August 5, 2006, the date MLBUSA transferred its ownership interests in the entities to MLMIC.

3. CASH EQUIVALENTS

Included in cash equivalents as of September 28, 2007 and December 29, 2006 were $2,545,000 and $2,343,000, respectively, of federal funds sold, $7,500,000 and $700,000, respectively, of securities purchased under agreements to resell and $522,014 and $0, respectively, of commercial paper. The estimated fair value of the securities received as collateral for these transactions that can be sold or pledged by MLBUSA totaled $6,245,635 and $738,939 as of September 28, 2007 and December 29, 2006, respectively.

4. SECURITIES

Securities reported on the condensed consolidated balance sheets are as follows:

	September 28,	December 29,
	2007	2006

Available-for-sale	$ 22,539,154	$ 20,977,942
Held-to-maturity	2,257	2,000
Non-qualifying (1)	2,359,990	2,308,369

Total	$ 24,901,401	$ 23,288,311

(1)

SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS No. 115”) states that equity securities that do not have a readily determinable fair value do not qualify for accounting pursuant to SFAS No. 115 and are accounted for at cost and reviewed for impairment.

Information regarding investment securities subject to SFAS No. 115 follows:

		September 28, 2007
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-sale
Mortgage-backed securities	$14,859,167	$19,315	$(492,296)	$14,386,186
Asset-backed securities	8,316,108	558	(409,922)	7,906,744
Corporate debt securities	243,022	538	(11,487)	232,073
U.S. Treasuries and government securities	14,143	13	(5)	14,151
Total	$23,432,440	$20,424	$(913,710)	$22,539,154
Held-to-maturity
Mortgage-backed securities	$2,257	$-	-	$2,257

December 29, 2006
	Gross	Gross
Amortized	Unrealized	Unrealized	Estimated
Cost	Gains	Losses	Fair Value

Available-for-sale
Mortgage-backed securities	$ 12,722,021	$ 69,914	$ (56,976)	$ 12,734,959
Asset-backed securities	7,581,101	10,473	(5,991)	7,585,583
Corporate debt securities	243,072	627	(79)	243,620
U.S. Treasuries and
government securities	171,234	-	(8,812)	162,422
Non-U.S. government securities	253,810	-	(2,452)	251,358
Total	$ 20,971,238	$ 81,014	$ (74,310)	$ 20,977,942

Held-to-maturity
Mortgage-backed securities	$ 2,000	$ -	$ -	$ 2,000

At September 28, 2007 and December 29, 2006, there were no unsettled security purchases.

The activity from sales of securities is summarized below:

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2007	2006	2007	2006

Available-for-sale
Proceeds	$ 404,440	$ 349,780	$ 4,186,047	$ 4,163,574
Net realized (losses) gains (1)	(1,247)	1,446	1,750	13,459
Tax (benefit) provision	(436)	664	613	5,872

Trading
Proceeds	$ 2,108	$ 1,001,268	$ 2,468,083	$ 4,655,615
Realized gains (losses)	277	(7)	2,227	(900)
Tax provision (benefit)	135	(3)	884	(240)

(1)

Includes losses (gains) on derivatives hedging the available-for-sale portfolio for the three months ended September 28, 2007 and September 29, 2006 of $305 and $(3,629) respectively, and the nine months ended September 28, 2007 and September 29, 2006 of $3,612 and $(41,220), respectively.

Available-for-sale securities with unrealized losses as of September 28, 2007 and December 29, 2006 are presented in the following tables by the length of time individual securities have been in a continuous unrealized loss position. The fair value and unrealized loss amounts are reported net of derivatives qualifying as hedges.

				September 28, 2007
				Less than 12 months		Greater than 12 months
			Gross		Gross		Gross
	Amortized Cost	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Mortgage-backed securities	$14,677,595	$14,171,581	$(506,014)	$14,039,799	$(498,073)	$131,782	$(7,941)
Asset-backed securities	6,895,293	6,485,810	(409,483)	6,338,557	(380,523)	147,253	(28,960)
Corporate debt securities	196,419	184,559	(11,860)	140,502	(9,465)	44,057	(2,395)
US Treasuries and
government securities	4,979	4,974	(5)	4,974	(5)	-	-

Total	$21,774,286	$20,846,924	$(927,362)	$20,523,832	$(888,066)	$323,092	$(39,296)

				December 29, 2006
				Less than 12 months		Greater than 12 months
			Gross		Gross		Gross
	Amortized Cost	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
Mortgage-backed securities	$3,738,023	$3,731,356	$(6,667)	$3,481,062	$ (2,851)	$250,294	$ (3,816)
Asset-backed securities	2,909,353	2,903,361	(5,992)	2,752,430	(1,395)	150,931	(4,597)
Corporate debt securities	146,448	146,188	(260)	146,188	(260)	-	-
U.S. Treasuries and
government securities	163,827	157,381	(6,446)	-	-	157,381	(6,446)
Non-U.S. government securities	253,810	245,536	(8,274)	-	-	245,536	(8,274)

Total	$7,211,461	$7,183,822	$ (27,639)	$6,379,680	$ (4,506)	$804,142	$ (23,133)

As of September 28, 2007 and December 29, 2006, approximately 94 percent and 90 percent, respectively, of the securities with unrealized losses are either AA or AAA rated. MLBUSA has the ability and the intent to hold these securities for a period of time sufficient for a forecasted market price recovery of at least the amortized cost of the securities.

During the nine months ended September 28, 2007, the Bank determined that certain available-for-sale asset-backed and mortgage-backed securities were other-than-temporarily impaired and recognized a loss of $76,106 as a result of this impairment determination. No securities were identified as other-than-temporarily impaired in 2006.

During the third quarter of 2007, MLBUSA recorded losses of $143,040 resulting from SFAS 115 investment securities and off-balance sheet arrangements that have exposure to U.S. sub-prime residential mortgage-backed securities1 and ABS collateralized debt obligations ("ABS CDOs") whose underlying collateral includes certain sub-prime residential mortgage-backed securities. This amount includes $67,294 also reported as an other-than-temporarily impaired security loss in the preceding paragraph. In addition, during the third quarter, MLBUSA recorded declines in the fair value of SFAS 115 sub-prime mortgage-backed securities and ABS CDOs in other comprehensive income of $316,752 pre-tax ($193,852 after tax). MLBUSA has SFAS 115 investment securities and off-balance sheet arrangements2 that have exposure to U.S. sub-prime residential mortgage-related assets of $5,652,508 at September 28, 2007. Approximately $715,000 of the $5,652,508 is to ABS CDOs ($364,000 on- and $351,000 off-balance sheet). 100 percent of the $715,000 in sub-prime residential mortgage ABS CDOs were rated either AAA or AA at September 28, 2007. Of the approximately $4,937,000 sub-prime mortgage-backed securities exposure not ABS CDOs (approximately $3,618,000 on- and $1,319,000 off-balance sheet), 97 percent were rated AAA or AA at September 28, 2007.

-------------------------------

1Sub-prime mortgages are single family residential mortgages displaying more than one high risk characteristic, such as (i) low FICO score (generally below 660); (ii) high loan-to-value ("LTV") ratios (LTV greater than 80% without borrower paid mortgage insurance); (iii) high debt-to-income ratios (greater than 45 percent), or (iv) stated/limited income documentation. Sub-prime mortgage related securities are those securities that derive a significant portion of their value from sub-prime mortgages.

2MLBUSA acts as administrator to certain Merrill Lynch sponsored asset-backed commercial paper conduits (“Conduits”). MLBUSA also provides liquidity facilities to these Conduits that protect commercial paper holders against short-term changes in the fair value of the assets held by the Conduits in the event of a disruption in the commercial paper market, as well as credit facilities to the Conduits that protect commercial paper investors against credit losses for up to a certain percentage of the portfolio of assets held by the respective Conduits. The collateral owned by two of the conduits includes sub-prime residential mortgage-backed securities and ABS CDOs whose underlying collateral includes certain sub-prime residential mortgage-backed securities.

Valuation of these exposures will continue to be affected by external market factors including default rates, rating agency actions, and the prices at which observable market transactions occur. MLBUSA's ability to mitigate its risk by selling or hedging its exposures is also limited by the market environment. MLBUSA's future results may continue to be materially affected by the valuation adjustments applied to these positions.

The change in net unrealized gains (losses) on securities included in other comprehensive income represents the sum of the net unrealized holding gains and reclassification adjustments of securities net of the hedge accounting effects. Reclassification adjustments are amounts recognized in net earnings during the current period that had been part of other comprehensive income in previous periods.

The following tables provide a rollforward of other comprehensive income balances, including changes related to available for sale securities and cash flow hedging activities:

Nine Months Ended September 28, 2007

	Available for Sale Securities	Cash Flow Hedges	Total

Balance, beginning of period	$4,779	$(5,071)	$ (292)

Net unrealized holding (losses) gains
arising during the period, net of taxes	(556,944)	6,476	(550,468)
Reclassification adjustment for net (gains)
losses included in net earnings, net of taxes	(2,414)	11,040	8,626

Balance, end of period	$(554,579)	$ 12,445	$(542,134)

	Nine Months Ended September 29, 2006
	Available for Sale Securities	Cash Flow Hedges	Total

Balance, beginning of period	$(11,235)	$434	$(10,801)

Net unrealized holding gains
arising during the period, net of taxes	9,916	3,674	13,590
Reclassification adjustment for net losses
included in net earnings, net of taxes	7,606	390	7,996

Balance, end of period	$6,287	$4,498	$10,785

The maturity schedule of all available-for-sale securities at amortized cost and estimated fair values is presented below. The distribution of mortgage-backed and asset-backed securities is based on contractual maturities. Actual maturities may differ because the issuer may have the right to call or prepay the obligations.

	September 28, 2007
	Amortized	Estimated
	Cost	Fair Value

Available-for-sale
Due in one year or less	$ 818,780	$ 818,860
Due after one year through five years	889,140	885,397
Due after five years through ten years	685,801	662,312
Due after ten years	21,038,719	20,172,585
Total	$ 23,432,440	$ 22,539,154

Held-to-maturity
Due after ten years	$ 2,257	$ 2,257

5. LOANS HELD FOR SALE AND LOANS AND LEASES RECEIVABLE

Loans held for sale consist of:

	September 28,	December 29,
	2007	2006

Commercial	$ 1,035,561	$ 672,653
Real estate	1,434,001	580,262
Automobile (at fair value in 2007)	636,857	1,598,047
SBA lending	260,861	-
Other consumer	83,216	105,791
Residential mortgages - 1-4 family	80,137	27,077
Credit card	9,838	17,130
Deferred fees, net	(39,228)	(280,273)
Total	$ 3,501,243	$ 2,720,687

Loans held for sale, except automobile which are carried at fair value, are reported at the lower of aggregate cost or market value (LOCOM). Changes in the cumulative LOCOM adjustment, the current year portion of which is included in gains on sale of loans, for the three months and nine months ended September 28, 2007 and September 29, 2006 are summarized below:

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2007	2006	2007	2006

Balance, beginning of period	$ 19,886	$ 56,840	$ 14,802	$ 52,035

LOCOM expense	34,639	(33,882)	39,720	(29,124)
Net LOCOM adjustment on loans sold	-	(8,573)	-	(8,573)
LOCOM transferred to loans receivable	(3,252)		(3,252)
Transfer in internal reorganization	-	(586)	-	(586)
Foreign exchange remeasurement	-	2	3	49

Balance, end of period	$ 51,273	$ 13,801	$ 51,273	$ 13,801

Loans and leases receivable are summarized below:

	September 28,	December 29,
	2007	2006

Consumer
Securities-based	$ 5,472,349	$ 4,778,236
Residential mortgages - 1-4 family	4,623,061	5,110,659
Delayed debit	67,262	63,564
Residential mortgages - home equity	10,692	14,929
Unsecured	8,590	24,709
Total consumer	10,181,954	9,992,097

Commercial
Asset-based	7,958,559	10,056,951
Real estate	5,171,803	5,057,674
Commercial and industrial	5,016,584	5,373,187
Unsecured	3,349,892	1,385,589
Securities-based	1,659,786	1,571,626
Asset-backed commercial paper conduit	1,157,762	-
Lease financing	768,074	816,118
Hedge fund lending	313,573	1,293,695
Other	17	448
Total commercial	25,396,050	25,555,288

Deferred fees, net	(263,071)	(271,063)

Total	$ 35,314,933	$ 35,276,322

The principal balance of non-accruing loans was $264,920 and $195,863 at September 28, 2007 and December 29, 2006, respectively.

Information pertaining to impaired loans is summarized below:

	September 28,	December 29,
	2007	2006

Impaired loans with an
allowance for loan loss	$ 177,404	$ 121,609

Impaired loans without an
allowance for loan loss	5,930	4,422

Impaired loans that have been partially charged-off	21,599	14,858

Total impaired loans	$ 204,933	$ 140,889

Allowance for loan losses
related to impaired loans	$ 33,748	$ 36,447

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2007	2006	2007	2006

Average investment in impaired loans	$ 199,958	$ 136,306	$ 168,745	$ 130,883

Interest income recognized on impaired loans	$ 2,232	$ 1,605	$ 4,110	$ 3,880

Interest income recognized on a cash basis on impaired loans	$ 2,231	$ 1,614	$ 4,109	$ 3,677

6. ALLOWANCE FOR LOAN AND LEASE LOSSES AND RESERVE FOR UNFUNDED LOAN COMMITMENTS

Changes in the allowance for loan and lease losses are summarized below:

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2007	2006	2007	2006

Balance, beginning of period	$ 218,861	$ 261,129	$ 254,440	$ 237,005
Provision (recovery of prior provision)	30,812	(6,938)	24,104	34,766
Charge-offs, net of recoveries	7,083	14,292	(21,809)	(3,426)
Reserves transferred in internal reorganization	(811)	(9,908)	(811)	(9,908)
Foreign exchange remeasurement	38	(6)	59	132

Balance, end of period	$ 255,983	$ 258,569	$ 255,983	$ 258,569

Changes in the allowance for unfunded loan commitments (reported as a component of other liabilities) are summarized below:

	Three Months Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2007	2006	2007	2006

Balance, beginning of period	$ 179,589	$ 164,484	$ 150,343	$ 156,252
(Recovery of prior provision) net provision	(5,691)	(3,934)	23,514	4,184
Reserves transferred in internal reorganization	(54)	(1,416)	(54)	(1,416)
Foreign exchange remeasurement	39	2	80	116
	-	-	-	-
Balance, end of period	$ 173,883	$ 159,136	$ 173,883	$ 159,136

7. DEPOSITS

Deposits reported on the condensed consolidated balance sheets are summarized below:

	September 28,	December 29,
	2007	2006

Money market deposits and
NOW accounts	$ 49,837,195	$ 52,946,206
Certificates of deposit	2,170,944	1,856,373

Total	$ 52,008,139	$ 54,802,579

The weighted average interest rates for the nine months ended September 28, 2007 for money market deposits and NOW accounts, and certificates of deposit (including the effect of hedges), were 3.31% and 5.35%, respectively, and for the year ended December 29, 2006 were 3.14% and 4.90%, respectively.

8. BORROWED FUNDS

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

Federal funds purchased were $1,863,152 and $704,000 at September 28, 2007 and December 29, 2006, respectively. Securities sold under agreements to repurchase were $6,453,881 and $4,074,833 at September 28, 2007 and December 29, 2006, respectively. The weighted average interest rates for Federal funds purchased and securities sold under agreements to repurchase for the nine months ended September 28, 2007 were 5.36% and 5.30%,respectively, and for the year ending December 29, 2006 were 5.14% and 5.37%, respectively.

Advances from FHLB

Advances from the FHLB as of September 28, 2007 totaled $9,250,000. Advances are collateralized either by securities delivered to the FHLB or pledges of qualifying assets. Collateral levels prescribed by the FHLB amounted to $9,828,801 at September 28, 2007 and $0 at December 29, 2006. The interest rates charged by the FHLB for advances vary depending upon maturity and the purpose of the borrowing.

Scheduled maturities of advances from the FHLB maturing within one year are $3,750,000, with a weighted average interest rate of 5.67%. Advances maturing after one but within three years are $5,500,000 with a weighted average interest rate of $5.61%. There were no FHLB advances outstanding as of December 29, 2006.

Subordinated Debt

In connection with a credit facility between the Parent and MLBUSA (the “Subordinated Debt Facility”),

MLBUSA may borrow term subordinated debt in amounts to be agreed upon between MLBUSA and the Parent. Individual term subordinated advances have a maturity of six years. The maturity date of each advance automatically extends each year such that the remaining term is never less than five years. Either the Parent or MLBUSA may determine not to automatically extend the maturity upon proper notification to the other. The Bank drew on the Subordinated Debt Facility on December 22, 2005, in the amount of $250,000. On December 21, 2006, the Bank drew an additional amount of $250,000. As of September 28, 2007 and December 29, 2006, the amount outstanding under this facility totaled $500,000. The weighted average interest rate for the nine months ended September 28, 2007 was 5.92% and for the year ended December 29, 2006 was 5.64%.

Secured Credit Facility

In 2006, the Bank joined with the Parent and certain affiliates in a secured credit facility. As of September 28, 2007, this facility amounted to $3,500,000. The Bank is accountable only to the extent it has borrowed under this facility. The Bank may borrow up to $3,500,000 less any amounts borrowed by the Parent and affiliates. The facility expires in May 2008, and includes a one year term-out option that allows the Bank to extend borrowings under the facility for one year beyond the borrowings’ expiration dates. The credit facility permits borrowings secured by a broad range of collateral, but does limit the amount of certain types of collateral. There were no borrowings outstanding to any of the parties under the secured credit facility at September 28, 2007 and December 29, 2006.

Master Repurchase Agreement

In March 2007, the Bank entered into a master repurchase agreement with a third party, in which MLBUSA agrees to sell securities or other assets up to a maximum of $3,081,000. The third party agrees to resell the securities to MLBUSA on demand. As of September 28, 2007, $3,038,461 in securities was sold pursuant to this agreement. The Bank agrees to pay a 4.5 basis points commitment fee on any unutilized commitment amount.

9. INCOME TAX

The income tax provisions are summarized as follows:

	Three Months Ended		Nine Months Ended

	September 28,	September 29,	September 28,	September 29,
	2007	2006	2007	2006

U.S. Federal:
Current	$ 226,564	$ 229,630	$ 661,155	$ 629,405
Deferred	(89,514)	(13,056)	(79,778)	(23,052)
	137,050	216,574	581,377	606,353
State and Local:
Current	37,854	21,962	93,075	52,010

Deferred	(22,451)	(3,027)	(13,189)	(3,564)
	15,403	18,935	79,886	48,446

Total	$ 152,453	$ 235,509	$ 661,263	$ 654,799

As part of the consolidated group, the Bank transfers to the Parent its current U.S. Federal, state and local tax assets and liabilities. Amounts payable to, or receivable from the Parent are settled quarterly. A reconciliation of the statutory U.S. Federal income tax rate to the Bank’s effective tax rate is as follows:

	Three Months Ended		Nine Months Ended

	September 28,	September 29,	September 28,	September 29,
	2007	2006	2007	2006

Statutory U.S. Federal income tax rate	35.00%	35.00%	35.00%	35.00%
U.S. State and local income taxes,
net of U.S. Federal benefit	2.38%	1.87%	2.91%	1.72%
Dividend received deductions	(1.13)%	(0.72)%	(0.81)%	(0.79)%
Other	(0.80)%	(0.33)%	(0.60)%	(0.34)%

Total	35.45%	35.82%	36.50%	35.59%

The Bank adopted FIN 48 effective the beginning of the first quarter of 2007 and recognized a charge to beginning retained earnings and an increase to the liability for unrecognized tax benefits of $10,721. The total amount of unrecognized tax benefits as of the date of adoption of FIN 48 was $32,793. Of this total, approximately $21,315 (net of the federal benefit of state issues) represents the amount of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate in future periods.

The Bank, as part of the consolidated group is included in the Parent’s consolidated tax returns. The Parent accrues interest and penalties related to unrecognized tax benefits in tax expense for the consolidated group. There were no interest and penalties accrued as of January 1, 2007.

The Parent is under examination by the Internal Revenue Service (“IRS”) and states in which the Parent has significant business operations. The tax years under examination vary by jurisdiction. The IRS audits are in progress for the tax years 2004-2006. The IRS audits for the 2004 and 2005 tax years are expected to be completed in 2007.

The Parent does not anticipate that unrecognized tax benefits will significantly change within 12 months of the reporting date.

10. SECURITIZATION TRANSACTIONS AND TRANSACTIONS WITH VARIABLE

INTEREST ENTITIES (“VIE”)

Securitization Transactions

The Bank has a significant financial interest in a qualifying special purpose entity (“QSPE”). In 2001, MLBUSA securitized $648,634 of residential mortgage loans. To securitize these assets, MLBUSA established a QSPE, Merrill Lynch Bank Mortgage Loan Trust 2001-A (“2001-A”). MLBUSA received $648,105 of proceeds from this securitization and recognized a loss of $1,032, inclusive of transaction costs. The loss on sale of assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, based on their fair value at the date of transfer.

Subsequent to the securitization, MLBUSA repurchased $635,018 of securities issued by 2001-A, including the residual tranche. Specifically, the Bank retains a 97% interest in the VIE. Retained interests of $98,693and $120,836 at September 28, 2007 and December 29, 2006, respectively, are recorded in available-for-sale mortgage-backed securities at fair value. To obtain fair values, quoted market prices are used if available. Where quotes are unavailable for retained interests, MLBUSA generally estimates fair value based on the present value of expected cash flows using management’s estimate of the key assumptions, including credit losses, prepayment rates, and discount rates, commensurate with the risks involved.

The following table presents MLBUSA’s key weighted-average assumptions used to estimate the fair value of the retained interests in 2001-A at September 28, 2007, and the pretax sensitivity of the fair values to an immediate 10 and 20 percent adverse change in these assumptions:

Weighted average life (in years)	2.07

Expected Credit losses (rate per annum)	1.49%
Impact of fair value of 10% adverse change	$ (265)
Impact of fair value of 20% adverse change	$ (436)

Weighted average discount rate	5.44%
Impact of fair value of 10% adverse change	$ (769)
Impact of fair value of 20% adverse change	$ (1,107)

Prepayment speed
(constant prepayment rate)	25.00%

Impact of fair value of 10% adverse change	$ (57)
Impact of fair value of 20% adverse change	$ (163)

The sensitivity analysis above is hypothetical and should be considered with caution. In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities. Further changes in fair value based on a 10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the sensitivity analysis does not consider any hedging action that MLBUSA may take to mitigate the impact of any adverse changes in the key assumptions.

For the nine months ended September 28, 2007 and September 29, 2006, cash flows received on the retained interests were $33,006 and $21,782, respectively. As of September 28, 2007, the principal amount outstanding and delinquencies of the 2001-A securitized mortgage loans were $103,760 and $4,776, respectively. For the nine months ended September 28, 2007 and September 29, 2006, the Bank recognized net credit losses in the amount of $55 and $0, respectively, on the 2001-A securitized mortgage loans.

Transactions with Variable Interest Entities

A VIE is defined in FASB Interpretation No. 46R (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46R”) as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In the normal course of business, MLBUSA acts as a derivative counterparty, investor, transferor, guarantor and/or liquidity provider to various VIEs. As of September 28, 2007, MLBUSA had entered into two transactions with VIEs for which MLBUSA was deemed the primary beneficiary and must consolidate the VIEs. As of September 28, 2007 and December 29, 2006, the Bank had loans outstanding to and investments in the two VIEs in the amount of $128,416 and $123,660, respectively. The assets of these VIEs totaled $142,228 and $136,706 as of September 28, 2007 and December 29, 2006, respectively. Assets that collateralize the Bank’s loans are generally loans or leases. Holders of the beneficial interests in these VIEs have no recourse to the general credit of MLBUSA, their investment is paid exclusively from the assets held by the VIE. Minority interests held in the consolidated VIEs by third parties amounted to $13,023 and $12,278 as of September 28, 2007 and December 29, 2006, respectively.

In addition, the Bank holds a significant variable interest in several VIEs as a result of its lending and investing activities.

• One VIE was created to acquire automobile leases. The Bank also has an investment position in this VIE. As of September 28, 2007, this VIE has total assets of approximately $38. The Bank has no exposure to loss as a result of its lending and investment activities in this VIE .

• Another VIE was created in December 2005, when the Bank established an asset-backed commercial paper conduit (“ABCP conduit”). MLBUSA entered into a liquidity asset purchase agreement with the conduit in the amount of $5,000,000 to purchase investment-grade securities from the ABCP conduit in the event the notes issued by the ABCP conduit are not purchased in the market. The Bank also has a commitment to issue letters of credit in aggregate up to $200,000 in the event a credit enhancement is needed to maintain the ABCP conduit rating. Through the exercise of the agreement, the Bank purchased securities from the conduit with an amortized cost basis of $3,971,297 and a fair market value of $3,838,416, and recorded a loss of $132,881 on these purchases during the quarter and the year-to-date periods ended September 28,2007. The Bank also recorded a contingent loss of $40,893 for securities still owned by the conduit that the Bank expects to buy persuant to the agreement. A third-party investor purchased an $8,000 first loss note issued by the ABCP conduit which is subordinated to all other claims and enhancements. The Bank is subject to potential losses only to the extent there are assets in the conduit. As of September 28, 2007, this VIE had total assets with a market value of approximately $847,210. The Bank also serves the conduit as administrative agent for which it receives a fee. Fees received for these products and services totaled $9,791 and $7,018 during the nine months ended September 28, 2007 and September 29, 2006, respectively. MLBUSA’s maximum exposure to loss as a result of its relationships is $1,046,922. Such a loss assumes that the remaining securities and issued letters of credit suffer a total loss.

• In June 2006, the Bank established a second asset-backed commercial paper conduit. MLBUSA has entered into a liquidity asset purchase agreement with the conduit with a total potential commitment of $5,000,000 to purchase assets from the ABCP conduit in the event the notes issued by the ABCP conduit are not purchased in the market. Through the exercise of the agreement, the Bank purchased asset-backed securities held by the conduit with an amortized cost basis of $1,140,389 and a fair market value of $1,136,136, and recorded a loss of $4,253. In addition, the Bank purchased commercial paper issued by the conduit in the amount of $299,445. Asset-backed commercial paper issued by the conduit total $1,231,344 as of September 28, 2007. The Bank also has a commitment to issue letters of credit in aggregate up to $400,000 in the event a credit enhancement is needed to maintain the conduit credit rating. Letters of Credit have been issued for $98,508 as of September 28, 2007. The conduit has purchased credit default protection to cover itself for potential losses on secured loans held by the conduit, up to the maximum payout of $15,000. The Bank is subject to potential losses only to the extent there are assets in the conduit. As of September 28, 2007, this VIE had assets of $1,223,898. The Bank also serves the conduit as administrative agent for which it receives a fee. Fees received for these products and services totaled $3,476 and $0 during the nine months ended September 28, 2007 and September 29, 2006, respectively. The Bank’s maximum exposure to loss as a result of its relationships is $1,854,406, which assumes the conduit is fully funded and the assets purchased and issued letters of credit suffer a total loss.

• In addition, the Bank holds a significant financial interest in VIEs where the Bank lends to construction development special purpose entities. The assets held in the VIEs totaled $324,670 and $274,742 at September 28, 2007 and December 29, 2006, respectively. The maximum exposure to loss, which assumes no collections on the outstanding loans and a complete loss on the equity investment, is $216,178 and $180,667 at September 28, 2007 and December 29, 2006, respectively.

11. COMMITMENTS, CONTINGENCIES, AND GUARANTEES

Commitments

In the normal course of business, the Bank enters into a number of off-balance sheet commitments. These commitments expose the Bank to varying degrees of credit risk, interest rate risk, and liquidity risk, and are subject to the same credit and risk limitation reviews as those recorded on the condensed consolidated balance sheet.

Credit Extension

The Bank enters into commitments to extend credit and letters of credit to meet the financing needs of its customers. A summary of the Bank’s unfunded commitments to extend credit follows:

	September 28,	December 29,
	2007	2006

Consumer
Securities-based	$ 371	$ 124,885
Residential mortgages - 1-4 family	19,317	-
Residential mortgages - home equity	27,149	28,609
Unsecured	-	8,735

Total consumer	46,837	162,229

Commercial
Asset-based	6,787,356	7,725,161
Real estate	2,011,768	1,875,689
Commercial and industrial	6,358,561	4,016,034
Unsecured	20,509,575	20,110,545
Securities-based	259,049	44,070
Hedge fund lending	181,427	276,305
Other	95,369	22,008
Total commercial	36,203,105	34,069,812
Total	$ 36,249,942	$ 34,232,041

Commitments to extend credit are legally binding, generally have specified rates and maturities, and are for specified purposes. In many instances, the borrower must meet specified conditions before the Bank is required to lend. Commitments to extend credit that are subsequently participated to entities other than MLBUSA are excluded from the commitment amounts. The Bank manages the credit risk on its commitments by subjecting these commitments to normal credit approval and monitoring processes.

Unfunded commitments to extend credit have the following contractual remaining maturities at September 28, 2007:	Expires in
		After 1	After 3
		Through	Through	After
	1 Year or Less	3 Years	5 Years	5 Years

Consumer
Securities-based	$ 371	$ -	$ -	$ -
Residential mortgages - 1-4 family	19,317
Residential mortgages - home equity	-	2,716	7,180	17,253
Total consumer	19,688	2,716	7,180	17,253

Commercial
Asset-based	2,706,011	743,866	2,614,598	722,881
Real estate	123,412	1,327,774	477,176	83,406
Commercial and industrial	4,334,503	792,571	872,972	358,516
Unsecured	3,151,922	2,884,972	14,283,517	189,164
Securities-based	249,644	5,309	32	4,064
Hedge fund lending	181,427	-	-	-
Other	1,719	34,275	58,018	1,356
Total commercial	10,748,638	5,788,767	18,306,313	1,359,387
Total	$ 10,768,326	$ 5,791,483	$ 18,313,493	$ 1,376,640

During 2004, the Bank entered into a master repurchase agreement with the Parent and an affiliate, Merrill Lynch Government Securities, Inc. (“MLGSI”) in which MLBUSA agrees to purchase securities issued or guaranteed by the United States of America or its agencies, and such other securities that are permissible under applicable bank regulations, and the seller agrees to repurchase the securities at a time specified at purchase (a repurchase agreement) up to a maximum of $5,000,000. As of September 28, 2007 and December 29, 2006 no securities had been purchased pursuant to this agreement.

The Bank is also committed to fund charges resulting from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) customers’ use of delayed debit cards issued by the Bank. These advances are collateralized by either cash on deposit at the Bank or cash and securities held in the customer’s MLPF&S brokerage account. Advances outstanding as of September 28, 2007 and December 29, 2006 were $67,262 and $63,564, respectively.

In December 2006, the Bank entered into a master repurchase agreement with MLBT-FSB, an affiliate, in which MLBUSA agrees to purchase securities or home equity line of credit loans secured by first or second liens on single-family residential real property against the transfer of funds to MLBT-FSB up to a maximum of $1,500,000. MLBT-FSB agrees to repurchase the securities or loans on demand. As of September 28, 2007, no assets have been purchased pursuant to this agreement.

For each of these types of instruments, the Bank’s maximum exposure to credit loss is represented by the contractual amount of these instruments. Many of the commitments are collateralized, or would be collateralized upon funding, and most are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent the risk of loss or future cash requirements.

Revolving Credit Facility

On August 5, 2006, MLBUSA entered into an unsecured revolving credit facility with MLBT-FSB, where the Bank may lend up to $1,000,000. The interest rate charged for any advance up to the established limit will be equal to the LIBOR rate plus 17 basis points or the federal funds rate plus 22 basis points. In consideration of the foregoing commitment of the Bank, MLBT-FSB pays a fee of an amount equal to 8 basis points of the average daily undrawn portion of the committed credit. There were no borrowings outstanding under this facility at September 28, 2007 or December 29, 2006.

Contingencies

The Bank and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses. Management of the Bank, based on its review with counsel of development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings should not be material to the Bank’s consolidated financial condition or results of operations.

Other

MLBUSA’s money market and time deposits are deposited at the Bank by MLPF&S, an affiliate, as agent for certain customers. The Bank’s funding of its assets is dependent upon these deposits and the affiliate’s ongoing relationships with its customers.

Guarantees

MLBUSA provides guarantees to counterparties in the form of standby letters of credit and liquidity asset purchase agreements. Standby letters of credit are obligations issued by the Bank to a third party where the Bank promises to pay the third party the financial commitments or contractual obligations of the Bank’s customer. The liquidity asset purchase agreement is a commitment to purchase assets from certain ABCP conduits that are rated investment grade by a nationally recognized rating agency or secured loans.

These guarantees are summarized at September 28, 2007:

Maximum
Type of Guarantee	Payout/Notional	Carrying Value	Value of Collateral

Standby letters of credit	$ 2,252,462	$ (15,627)	$ 563,404 (1) (2)
-- Liquidity asset purchase agreement (a)	$ 1,046,922	$ (45,997)	$ 847,210 (3) (4)
-- Liquidity asset purchase agreement (b)	$ 1,854,406	$ (3,468)	$ 1,223,898 (5) (6)
-- Liquidity asset purchase agreement (c)	$ 1,905,942	$ (512)	$ 1,890,024 (7)

(1)	Marketable securities delivered by customers to MLBUSA collateralize up to $399,977 of the standby letters of credit.
(2)

In the event MLBUSA funds the standby letters of credit, the Bank has recourse via loan agreements to customers on whose behalf the Bank issued the standby letter of credit in the amount of $1,618,583.

(3)	In the event MLBUSA purchases securities pursuant to this agreement, the Bank will receive investment grade marketable securities.
(4)	The maximum payout/notional amount includes a commitment to issue letters of credit in the amount of $200,000.
(5)	In the event MLBUSA purchases assets pursuant to this agreement, the Bank will receive undivided interests in secured loans previously acquired or financed by the conduit.
(6)	The maximum payout/notional amount includes issued letters of credit in the amount of $98,508.
(7)	In the event MLBUSA purchases securities pursuant to this agreement, the Bank will receive investment grade debt securities.

Expiration information for these contracts is as follows:

Type of Guarantee	Maximum Payout/Notional	Less than 1 Year	1 - 3 years	4 – 5 years	Over 5 Years

Standby letters of credit	$ 2,252,462	$ 673,000	$ 727,498	$ 818,678	$ 33,286
-- Liquidity asset purchase agreement (a)	$ 1,046,922	$ 1,046,922	$ -	$ -	$ -
-- Liquidity asset purchase agreement (b)	$ 1,854,406	$ 1,755,898	$ -	$ 98,508	$ -
-- Liquidity asset purchase agreement (c)	$ 1,905,942	$ 1,905,942	$ -	$ -	$ -

The standby letters of credit amounts above include two-party letters of credit issued by the Bank in conjunction with principal protected mutual funds. The two-party letters of credit require the Bank to pay an amount equal to the amount by which the mutual fund asset values at the end of seven years are less than the amount originally invested. The funds are managed using algorithms that require holding an amount of highly liquid risk-free investments in addition to other more risky investments that, when combined, will result in the return of at least the original principal investment to the investors at maturity of the fund unless there is a significant and sudden market event. The Bank’s maximum potential exposure to loss with respect to the two-party letters of credit totals $633,879. Such a loss assumes that no funds are invested in risk-free investments, and that all investments suffer a total loss. As such, this measure significantly overstates the Bank’s expected loss exposure at September 28, 2007.

Liquidity asset purchase agreement (a) is a commitment to purchase investment grade securities from an ABCP conduit formed in December 2005 to purchase securities or other financial assets and fund those purchases through the issuance of notes, including commercial paper. The liquidity support would be called on by the ABCP conduit in the event a market disruption or other event make it difficult or impossible for the ABCP conduit to issue new notes to repay previously issued notes at their maturity. The Bank’s maximum exposure to loss with respect to the liquidity asset purchase agreement is $846,922. Such a loss assumes that the Bank suffers a total loss on all securities held by the ABCP conduit. As such, this measure significantly overstates the Bank’s expected loss exposure at September 28, 2007.

Also related to the ABCP conduit, the Bank has committed to issue standby letters of credit. The letters of credit act as a credit enhancement to the ABCP conduit and will be issued in variable amounts up to $200,000 as necessary to maintain the ABCP conduit rating. No letters of credit were issued pursuant to the commitment at September 28, 2007. The Bank’s maximum exposure to loss with respect to the commitment to issue these letters of credit is $200,000. Such a loss assumes that the Bank issues the letters of credit and suffers a total loss. As such, this measure significantly overstates the Bank’s expected loss exposure at September 28, 2007.

Liquidity asset purchase agreement (b) is a commitment to purchase asset backed loan receivables previously acquired or financed from the conduit. The conduit was formed in June 2006 to purchase assets and fund those purchases through the issuance of extendable commercial paper, callable notes and extendable notes. The liquidity support would be called on by the conduit in the event a market disruption or other event make it difficult or impossible for the conduit to issue new notes to repay previously issued notes at their maturity. The Bank’s maximum exposure to loss with respect to the liquidity asset purchase agreement is $1,755,898. Such a loss assumes that the Bank suffers a total loss on all asset-backed loans and commitments issued by the conduit. As such, this measure significantly overstates the Bank’s expected loss exposure at September 28, 2007.

Also related to this conduit, the Bank has committed to issue standby letters of credit. The letters of credit act as a credit enhancement to the conduit and will be issued in variable amounts up to $400,000 as necessary to maintain the conduit rating. The Bank’s maximum exposure to loss with respect to issued letters of credit is $98,508. Such a loss assumes that the Bank suffers a total loss on issued letters of credit. As such, this measure significantly overstates the Bank’s expected loss exposure at September 28, 2007.

Liquidity asset purchase agreement (c) is a commitment to loan funds to an ABCP conduit collateralized by debt securities. The conduit was formed in March 2007 to purchase securities or other financial assets and fund those purchases through the issuance of notes, including commercial paper. The liquidity support would be called on by the ABCP conduit in the event a market disruption or other event make it difficult or impossible for the ABCP conduit to issue new notes to repay previously issued notes at their maturity. As of September 28, 2007, pursuant to the agreement, MLBUSA loaned to the conduit $1,157,762. In addition, the Bank purchased commercial paper from the conduit in the amount of $223,649. The Bank’s maximum exposure to loss with respect to the liquidity asset purchase agreement is $1,905,942. Such a loss assumes that the conduit suffers a total loss on all securities and is unable to pay its loan from the Bank. As such, this measure significantly overstates the Bank’s expected loss exposure at September 28, 2007.

In connection with certain asset sales and securitization transactions, MLBUSA typically makes representations and warranties about the underlying assets conforming to specified guidelines. If the underlying assets do not conform to the specifications, MLBUSA may have an obligation to repurchase the assets or indemnify the purchaser against any loss. To the extent these assets were originated by others and purchased by the Bank, MLBUSA seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets. The Bank believes that the potential for loss under these arrangements is remote. Accordingly, no liability is recorded in the condensed consolidated financial statements.

12. CAPITAL REQUIREMENTS

MLBUSA is subject to various regulatory capital requirements administered by U.S. Federal and state banking agencies. Failure to meet minimum capital requirements can result in certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MLBUSA’s condensed consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, MLBUSA must meet specific capital guidelines that involve quantitative measures of MLBUSA’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. MLBUSA’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined in the regulation), and of Tier 1 capital to average assets (as defined in the regulation). Management believes, as of September 28, 2007 and December 29, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 28, 2007, MLBUSA is “well capitalized” as the term is defined in the Federal Deposit Insurance Corporation’s prompt corrective action regulations.

To be “well capitalized,” MLBUSA’s capital ratios must meet or exceed total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events that management believes would change MLBUSA’s prompt corrective action capital classification from that indicated by the capital ratios.

The Bank’s actual capital amounts and ratios are presented in the following table:

Minimum
To Be "Well
Capitalized" Under
			Minimum for Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 28, 2007
Total capital
to risk - weighted assets	$ 7,545,678	11.62%	$ 5,193,071	8.00%	$ 6,491,339	10.0%
Tier I capital to risk - weighted assets	$ 6,615,814	10.19%	$ 2,596,536	4.00%	$ 3,894,804	6.0%

Tier I capital to average assets	$ 6,615,814	9.76%	$ 2,712,029	4.00%	$ 3,390,036	5.0%

December 29, 2006
Total capital
to risk - weighted assets	$ 6,429,208	10.75%	$ 4,785,309	8.0%	$ 5,981,636	10.0%
Tier I capital to risk - weighted assets	$ 5,524,426	9.24%	$ 2,392,654	4.0%	$ 3,588,981	6.0%
Tier I capital to average assets	$ 5,524,426	8.92%	$ 2,477,784	4.0%	$ 3,097,230	5.0%

13. DERIVATIVES

MLBUSA uses derivative instruments to manage its interest rate risk position. The types of derivative instruments used and the accounting for those instruments are discussed in Note 1 in the Bank’s 2006 Consolidated Financial Statements. MLBUSA’s derivative positions at September 28, 2007 and December 29, 2006 follow:

	September 28, 2007		December 29, 2006
	Notional	Estimated Fair Value	Notional	Estimated Fair Value
Interest rate swaps
Bank receives fixed/pays floating	$ 9,491,610	$ 123,212	$ 16,625,550	$ 131,731
Bank receives floating/pays fixed	11,467,759	72,510	12,772,498	171,689
Bank receives CPI-indices linked/pays floating	373,841	5,908	281,105	(1,671)
Interest rate futures	26,788,000	2,579	1,427,000	(119)
Interest rate options	242,861	2,979	384,430	1,309
Credit default swaps	8,043,701	67,701	6,170,762	(51,928)
Principal protection guarantees	586,574	2,504	448,688	5,321
Equity linked	353,841	(6,739)	260,507	349
Total return swaps/credit link note	586,574	1,290	448,688	181
Foreign exchange forward contracts	950,803	(3,734)	4,304,023	(41,339)
To-be-announced security forward contracts	-	-	40,000	127
Mortgage purchase commitment	-	-	479,250	(2,263)
Total	$ 58,885,564	$ 268,210	$ 43,642,501	$ 213,387
Weighted average receivable interest rate	5.40%		5.32%
Weighted average payable interest rate	(4.83)%		(4.94)%

14. FAIR VALUE MEASUREMENTS

The Bank’s financial instruments reported in the financial statements at fair value are categorized into a three level hierarchy based on the nature of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the fair value of the financial instrument fall within different levels of the hierarchy, the category level to which the financial instrument is assigned is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the condensed consolidated balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1. Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market (examples include active exchange-traded equity securities, listed derivatives, and most U.S. Government and agency securities).

Level 2. Financial assets and liabilities whose values are based on quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following: (a) quoted prices for similar assets or liabilities in active markets; (b) quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds because these instruments trade infrequently); (c) pricing models whose inputs are observable for substantially the full term of the asset or liability (examples include most over-the-counter derivatives such as interest rate and currency swaps); (d) pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability (an example includes certain mortgage loans).

Level 3. Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability (for example, private equity investments and certain collateral-dependent loans).

Assets and liabilities with fair value measured on a recurring basis

The following table presents MLBUSA's fair value hierarchy for its assets and liabilities measured at fair value on a recurring basis.

	Fair Value Measurements on a Recurring Basis
	as of September 28, 2007
				Netting
	Level 1	Level 2	Level 3	Adj (1)	Total

Assets:
Trading assets(excludes derivative contracts	$ -	$ 1,403,033	$ -	$ -	$ 1,403,033
designated as trading)
Derivative assets(includes derivative contracts	2,579	300,625	-	(167,278)	135,926
designated as trading)
Securities	14,151	22,525,002	-	-	22,539,153
Loans held for sale	-	632,401	4,456	-	636,857
Other assets	-	-	18,285	-	18,285

Liabilities:
Securities sold under agreements to repurchase	-	3,250,133	-	-	3,250,133
Derivative liabilities (includes derivative contracts	-	28,255	-	(3,859)	24,396
designated as trading)

(1) Represents cash collateral and the impact of netting across the levels of the fair value hierarchy.

The following table provides a summary of changes in fair value of the Bank's Level 3 assets and liabilities as well as the portion of gains or losses included in income attributable to unrealized gains or losses relating to those assets and liabilities still held at September 28, 2007. As inputs can fall into multiple levels of the priority hierarchy, and as the category is based on the lowest priority of inputs used to determine fair value, a Level 3 fair value measurement may include inputs that are observable (Levels 1 and 2) and unobservable (Level 3). Therefore, gains and losses for such assets and liabilities categorized within the Level 3 table below may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3). Further, the following table does not consider the effect of derivatives included in Level 1 and 2 that economically hedge certain exposures to the Level 3 positions.

	Level 3 Assets and Liabilities
	Three Months Ended September 28, 2007		Nine Months Ended September 28, 2007
	Loans Held for Sale	Other Assets	Loans Held for Sale	Other Assets
Assets:
Beginning balance	$ 4,871	$ 19,533	$ 6,632	$ 22,600
Total gains or (losses)
Included in gains (losses) on sale of loans	(3,727)	-	(12,838)	-
Included in equity and partnership interests	-	1,900	-	6,499
Purchases, issuances and settlements	(1,004)	(3,148)	(3,456)	(10,814)
Transfers in (out)	4,316	-	14,118	-
Ending balance	$ 4,456	$ 18,285	$ 4,456	$ 18,285

Unrealized gains included in income
attributable to those assets still held	$ 989	$ 1,900	$ 3,986	$ 6,499

Assets and liabilities with fair value measured on a non-recurring basis

The following table presents MLBUSA's fair value hierarchy for its assets and liabilities measured at fair value on a non-recurring basis and includes gains or losses recorded in the condensed consolidated statement of earnings for the three months and nine months ended September 28, 2007. Loans held for sale are accounted for on a LOCOM basis, and the fair value of the assets is less than the book value. Loans and leases receivable reported includes only those impaired loans that are collateral dependent and whose fair value is below their cost as of September 28, 2007. For loans included in Level 3 of the fair value hierarchy, fair value is estimated using book values of pledged collateral reported by the borrower judgmentally adjusted by management based on historical experience with similar clients and assets to an amount estimated to be collected. Other assets are comprised of real estate owned assets and the fair value is estimated based upon a recent appraisal or broker opinion on the property.

	Fair Value Measurements on a Non-Recurring Basis
	as of September 28, 2007

	Level 1	Level 2	Level 3	Total
Assets:
Loans held for sale	$ -	$ 1,866,486	$ 10,286	$ 1,876,772
Loans and leases receivable	-	69,467	15,022	84,489
Other Assets	-	7,149	-	7,149
Liabilities:
Other Liabilities	-	62,170	-	62,170

	Gains (Losses)

	Three Months Ended	Nine Months Ended
	September 28, 2007	September 28, 2007

Loans held for sale	$ (33,641)	$ (37,967)
Loans and leases receivable	(11,737)	(17,604)
Other Assets	(1,405)	(4,760)

15. FAIR VALUE OPTION

SFAS No. 159 provides MLBUSA with a fair value option election that allows the Bank to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities. If the fair value option is elected, changes in fair value are recognized in the current period earnings. SFAS No. 159 permits the fair value option election on an instrument by instrument basis, or a pooled or grouped basis, at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument (such as upon acquisition). Interest income is recognized on loans or securities for which the fair value option has been selected based upon the contractual principal amount, the stated interest rate, and the number of days in the period.

The following table presents a summary of financial assets and financial liabilities for which the fair value option was elected on December 30, 2006 and the cumulative-effect adjustment to retained earnings recorded in connection with the initial adoption of SFAS No. 159.

	Carrying Value Prior to Adoption	Transition adjustments to Retained Earnings Gain/(Loss)	Carrying Value After Adoption

Assets:
Investment securities (1)	$ 406,373	$ (11,367)	$ 406,373
Loans held for sale (2)	1,332,535	1,980	1,334,515
Pre-tax cumulative-effect of adoption		(9,387)
Deferred taxes		3,659
Cumulative effect of adoption of the fair value option		$ (5,728)

(1) The Bank adopted the fair value option for certain securities in its strategic risk portfolio to provide for more efficient accounting and administration of the securities and related hedges. As these securities were previously accounted for as available-for-sale securities, the carrying value prior to adoption was fair value with the variance from the cost basis of the assets (the unrealized net loss) reported in accumulated other comprehensive income, a component of capital. Upon adoption of SFAS No. 159 for these securities, the amount previously included in accumulated other comprehensive income was included in beginning retained earnings and the carrying value after adoption remained unchanged at the fair value of the securities. As required by SFAS No. 159, available-for-sale securities for which fair value option is elected, the securities are reclassed as trading securities.

(2) The Bank adopted the fair value option for the automobile loan portfolio as it is risk managed on a fair value basis.

During the second quarter of 2007, the Bank adopted the fair value option for securities sold under agreements to repurchase with MLPF&S, an affiliate. The election of SFAS No. 159 provides for more efficient accounting and administration for securities sold under agreements to repurchase.

The following table provides information about where in the condensed consolidated statement of earnings changes in fair values, for which the fair value option has been elected, are included in earnings for the three months and nine months ended September 28, 2007.

Gains (Losses) on Sale of Loans

	Three Months Ended	Nine Months Ended
	September 28, 2007	September 28, 2007
Assets:
Loans held for sale (1)	$ 19,255	$ 61,044

(1) The decrease in fair value of loans held for sale for which the fair value option was elected that was attributable to changes in borrower-specific credit risk, determined by reviewing the change in individual loan impairment and the change in credit spreads for securities backed by similar loans, was $4,743 and $13,854 for the three months and nine months ended September 28, 2007, respectively.

The following table presents the difference between fair values and the aggregate contractual principal amounts of loans held for sale and securities sold under agreements to repurchase, for which the fair value option has been elected.

	Fair Value at September 28, 2007	Contractual Principal Amount	Difference

Assets:
Loans held for sale (1)	$ 636,857	$ 805,383	$ (168,526)

Liabilities:
Securities sold under agreements to repurchase	3,250,133	3,248,888	1,245

(1) The fair value of loans for which the fair value option was elected that are greater than 90 days past due as of September 28, 2007 was $4,456; the fair value of loans on nonaccrual status, including all of the loans greater than 90 days past due, is $4,456. The difference between the fair value and unpaid principal balance of loans greater than 90 days past due or on nonaccrual is $12,009 as of September 28, 2007.